Exhibit 10.1

Amendment No. 1 To
January 1, 2005 Executive Agreement

This first amendment (the “Amendment”) to the January 1, 2005 Executive Agreement (the “Agreement”) is executed effective as of February 23, 2006 by and between NYFIX, INC. a Delaware corporation with its principal office at 333 Ludlow Street, Stamford, CT 06902, and Jay Shaffer, residing at [Home Address omitted] (hereinafter “Executive”).

1.	Section 3 is deleted in its entirety and replaced with the following:

“3.     Term of Employment.

The period of Executive’s employment under this Agreement shall be deemed to have commenced as of January 1, 2005 and shall continue through, and including the earliest to occur of:

a.    June 30, 2006;

b.    the date on which Executive dies; and

c.    the date on which either the Company or Executive terminates Executive’s employment for any reason (the “Termination Date”).”

2.	Section 19 is deleted in its entirety and replaced with the following:

“19.   Termination.

a.    This Agreement may be terminated by the Company for any reason upon ten (10) days’ prior written notice.

b.    The Company shall have Cause for termination where one or more of the following exists:

i.    a material breach by the Executive of any of the terms of this Agreement;

ii.   Executive is engaging or has engaged in conduct materially injurious to the Company, its subsidiaries, its affiliates, customers or suppliers; and

iii.   Executive is engaging or has engaged in any act which would constitute a felony under federal or state law.

c.    The Executive shall have Good Reason for terminating his employment with the Company under this Agreement if one or more of the following occurs:

First Amendment to January 1, 2005
Executive Agreement

i.     layoff or involuntary termination of the Executive’s employment, except in connection with the termination of the Executive’s employment as a result of termination for Cause, or of the Executive’s mental or physical disability (“Disability”) or death;

ii.    material breach of Company’s obligations hereunder, provided that Executive shall have given reasonably specific written notice thereof to Company, and Company shall have failed to remedy the circumstances within ten (10) business days thereafter; or

iii.   any decrease in Executive’s salary as it may have increased during the term of this Agreement, except for decreases that are in conjunction with decreases in executive salaries by the Company generally.

d.
Notwithstanding the foregoing, no action by the Company shall give rise to a Good Reason if it results from the Executive’s termination for Cause or from Executive’s Death, and no action by the Company specified in paragraphs (c)((i) through(iii) of this section shall give rise to a Good Reason if it results from the Executive’s Disability.

e.
Severance. Where the Company terminates Executive’s employment for Cause, Executive shall not receive any payment, other than earned and unpaid base salary, vacation and bonuses to the date of termination and shall not receive any medical or dental benefits payable by the Company. Where prior to June 30, 2006 the Company terminates Executive’s employment other than for Cause or Executive terminates his employment with Good Reason, Executive shall receive, in addition to his earned and unpaid base salary, vacation and bonuses to the date of termination: (i) Base Salary by salary continuation from the date of termination to June 30, 2006; and (ii) three months of Base Salary by salary continuation from July 1, 2006 through September 30, 2006. Where termination of Executive’s employment is caused by his Death or Disability, Executive shall not receive any payment, other than earned and unpaid base salary, vacation and bonuses to the date of termination and shall not receive any medical or dental benefits payable by the Company. Where the Executive’s employment terminates as a result of the expiration of this Agreement by its terms on June 30, 2006, Executive shall receive, in addition to his earned and unpaid base salary, vacation and bonuses to the date of termination, three months of Base Salary by salary continuation through September 30, 2006. Where (i) prior to June 30, 2006, the Company terminates Executive’s employment other than for Cause or Executive terminates his employment for Good Reason, or (ii) Executive’s employment terminates as a result of the Agreement expiring by its terms on June 30, 2006; Executive shall also receive continuation of medical and dental benefits for up to three months after June 30, 2006 ( plus the period from termination through June 30, 2006 where prior to June 30, 2006 the Company terminates Executive’s employment other than for Cause or Executive terminates his employment with Good Reason), payable by the Company, provided that the Executive is not eligible for insurance in

First Amendment to January 1, 2005
Executive Agreement

connection with his next employer.

f.
Executive must provide a Notice of Termination to the Company that he is intending to terminate his employment prior to June 30, 2006, for Good Reason, within thirty (30) days after Executive has actual knowledge of the occurrence of the latest event he believes constitutes Good Reason, which termination notice shall specify a Termination Date within thirty (30) days after the date of such notice. Executive’s right to terminate Executive’s employment hereunder for Good Reason shall not be affected by Executive’s subsequent Disability provided that the notice of intention to terminate is given prior to the onset of such Disability. Subject to compliance by Executive with the notice provisions of this Section 10, Executive’s continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event Executive delivers to the Company a Notice of Termination for Good Reason, upon request of the Board, Executive agrees to appear before a meeting of the Board called and held for such purpose (after reasonable notice) and specify to the Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist. No action by the Board, other than the remedy of the circumstances within the time periods specified in this Section 10, shall be binding on Executive.

g.
Termination by Executive without Good Reason prior to June 30, 2006. In the event Executive’s employment is voluntarily terminated by Executive without Good Reason (and Executive may terminate this Agreement without Good Reason upon thirty (30) days prior notice), Company shall not be obligated to make any payments, other than earned and unpaid Base Salary, vacation and bonuses to the date of termination, to or on behalf of Executive hereunder.

h.	Simultaneously with receipt of severance payment described in 19(e), Executive will execute a release in a form satisfactory to the Company and the Executive.”

3.	All other provisions of the Agreement remain in full force and effect.

NYFIX, INC.		EXECUTIVE
By:	/s/ Brian Bellardo	/s/ Jay Shaffer
	Authorized Signature	Jay Shaffer
	Brian Bellardo	[Print Name]
Its:	Secretary

First Amendment to January 1, 2005
Executive Agreement